Exhibit 99.1

DATATRAK INTERNATIONAL, INCORPORATED

Moderator: Jeffrey Green
January 6, 2005
3:00 p.m. CT

Operator: Good afternoon and welcome ladies and gentlemen, to this DATATRAK’s SAS conference call.

At this time, I would like to inform you that this conference is being recorded, and that all participants are in a listen-only mode. At the request of the company, we will open up the conference for questions and answers after the presentation.

Before beginning the conference call, DATATRAK management would like to remind you that in discussing the company’s performance today, there will be included some forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements related to future events and expectations involve known and unknown risk and uncertainties. DATATRAK’s results or actions may differ materially from those projected in the forward-looking statements.

For a summary of the specific risks that could cause results to differ materially from those expressed in the forward-looking statements, see DATATRAK’s Form 10-K for the year ended December 31st, 2003, filed wit the SEC.

At this time, I would now like to turn the call over to Dr. Jeff Green, please go ahead, sir.

Jeffrey Green: Thank you. Good afternoon everyone, and thank you for attending this conference, to review and discuss the exciting alliance between DATATRAK International and the SAS Institute which we have branded as DATATRAK Aware powered by SAS. The purpose of the call today is only to discuss this alliance. We will have our regularly scheduled earnings call on February to go over the fourth quarter and year end financial results of the company.

The structure of this call will include some brief comments, followed by questions-and-answers. We also have present with us, today, on the call, Mr. David Handelsman, and Mr. Chris Glass, who are representatives from SAS. David is the Product Manager for SAS drug development and Chris is with the health and life sciences group at SAS. They are joining us on the call to be able to answer any questions from their perspective of this alliance.

This call is intended for the financial markets and the media. Everyone is welcome to submit questions at the end. We will hold two other calls on January 12th, for customers and prospective customers in the Americas, Europe and the Pacific Rim.

On December 17th, 2004, we announced an alliance with SAS a privately held corporation with headquarters in Cary, North Carolina. Since SAS is not a public company, many investors were unaware of their significance in the clinical trials market. SAS has revenues of $1.3 billion and is the world’s largest privately held software company with approximately 10,000 employees worldwide. SAS is the standard for performing statistical analysis within the worldwide pharmaceutical biotechnology and medical device industries. SAS has virtually 100 percent of these companies as customers.

SAS’s dominance in the pharmaceutical industry is unique, and is analogous to the pervasiveness of Microsoft office in the business world. Let me provide some information to help you understand the rationale behind the formation of this alliance. DATATRAK Aware powered by SAS is intended to provide a paperless freeway for the transport of information and clinical trials. Because SAS is the de facto standard for all submission data sent to the FDA for drug and device approvals, DATATRAK and SAS are directly linking collection from research sites around the world performed by EDC to analysis capabilities performed with SAS in order to accelerate the clinical development process.

Through this alliance, we believe that enhanced adoptions rates for the use of technology and clinical trials, will result because of the simplicity and efficiency of this offering. All clinical trial data eventually winds up utilizing SAS software in order to perform statistical analysis. You have heard us talk before about traditional back end clinical data management systems, or CDMS for short, such as Oracle Clinical and (ClinTrial). The main mission of CDMS is to clean data discrepancies that are collected on paper, and to prepare for the statistical analysis.

As an example, one cannot close their financials until payables and receivables are up to date. And one cannot perform credible statistical analysis until all of your discrepancies are reconciled. After this paper data is cleaned via CDMS, the information is eventually exported in to SAS for analysis. Therefore, what many tell you about an end to end solution is not really representative of the final end, because the final end is always SAS. CDMS systems do not perform statistical expert analysis.

Data management departments at our customers control the CDMS process. And after they clean the data with these back end systems, they forward it to statisticians for the final answers about the safety and effectiveness of a compound. CDMS, therefore, is at best an interim and often unnecessary stop for the data, and is therefore not the truly final end. It is important to understand that when using DATATRAK EDC, 90 percent of data fields are cleaned through using edit checks, and dynamic forms because software is interactive whereas, paper is silent. Therefore, one can ask the very logical question, if your data is 90 percent clean by using EDC, why do you need to make the time and cost consuming interim stop, with the information in to a CDMS that was originally designed to clean paper.

The remaining 10 percent of queries can be reconciled using either SAS’s capabilities, or they can be cleaned using our EDC systems. Therefore, combining the capabilities of EDC and the dominance of SAS in to one collective strategy, our two companies believe that further efficiencies speed and cost savings can be brought to the clinical development process, by providing an automatic linkage from EDC directly in to SAS with no interim stops or delays.

Dataflow with Aware, powered by SAS provides the capability to leap over traditional CDMS processes, thereby, saving weeks to months of time and related expenses. DATATRAK Aware will provide our customers with readily analyzable SAS data sets obtained directly from DATATRAK EDC as frequently as every 24 hours. These SAS data sets will be available through a standard Web browser anywhere in the world to our clients. The ultimate availability of these SAS data sets will be made possible through a hosted application from SAS’s headquarters in North Carolina. The information from DATATRAK EDC will be directly linked from our datacenter in Cleveland, to the datacenter in Cary, North Carolina.

The capability to receive ad hoc SAS datasets from an ongoing clinical trial, will save customers weeks to months of processing time and expense. This automatic translation step provided by the DATATRAK SAS alliance obviates multiple manual transformations that are necessary in the back office currently of our customers. Prior to launching this alliance, SAS and DATATRAK visited clients in North America and Europe, in order to ascertain the current pains in this manual process, so that we could be sure of the benefits of this offering. After these meetings, our believes were confirmed as to the cumbersome nature of the current process at every client.

As part of SAS’s decision to pursue this alliance, they commissioned an independent survey of the EDC market. DATATRAK was highly ranked. This survey confirmed that there would be widespread adoption of EDC over the next several years. SAS decided not to pursue building their own EDC product, but elected to partner with established leaders. This alliance has been branded as DATATRAK Aware powered by SAS. The term Aware was derived from our mission to bring real time data awareness to clinical trials, rather than waiting months for paper to work its way through the system. This term aware is critical to patients safety considerations, as has been detailed in our white paper on this subject.

The business model of this joint offering is as follows. SAS was attracted to our transaction based pricing model. Aware will piggyback on our business model for DATATRAK EDC by offering the option of receiving analyzable SAS datasets for additional fees to the regular price charged for EDC. Therefore, DATATRAK customers can buy EDC alone for the regular data item price. And then, manually translate, and transform files in to SAS data sets in the back office, taking weeks to months and involving several layers of personnel. Or they can elect to receive the identical end product automatically every 24 hours for an incremental fee.

The SAS drug development product suite is normally an enterprise level purchase. SAS drug development is a powerful software application capable of analyzing complex datasets, and relationships regarding information collected in clinical trials. SAS drug development offers audit trail tracking, and version control, also known as check in and check out capabilities of all files and tables involved with clinical trial information. Such tracking is essentially from a regulatory standpoint, both from the FDA and from internal control requirements, especially in this current environment, it is essential to know how and when a particular data file was accessed and altered. All of the companies visited during our focus group meetings had no consistent solution to version control issues with their data files. This solution is provided automatically with SAS drug development.

Another advantage for customers from Aware is they receive all of the benefits of the SAS drug development on a trial by trial basis, without incurring large upfront license costs. SAS will not sell trial by trial access to their drug development product, other than through partners. DATATRAK and SAS will implement a program that will include CROs as part of this partnerships arrangement.

Additionally, because this offering is through an ASP model, it allows the pharmaceutical and biotechnology companies to enjoy all of the advantages of SAS drug development, without the burden and cost of internally managing such a require infrastructure.

Alternatively, some larger clients have already decided to purchase SAS drug development separately. We will leverage such commitments to add the feature of direct linkages with DATATRAK EDC in order to provide benefits to DATATRAK and to those customers. DATATRAK and SAS they’ve anticipated the desire of such larger companies to leverage our established linkages between DATATRAK, EDC and SAS drug development. In these instances, DATATRAK and SAS would license the connector that will allow a customer that has only half of the complete solution to be able to plug in to the other half in order to immediately receive the benefits of the full pathway.

Before we open up for questions-and-answers, let me share with you our vision as to how this technology market for clinical trials will separate in to two camps. Some pharmaceutical companies, especially the larger ones will still utilize the interim stop, along an end-to-end solution of information management by using a traditional CDMS. This is not because of functionality advantages, but it’s because of habits, resistance to change, and past investments that were made to implement such systems. These implementations are often akin to implementing SAP and involve high costs of bringing in consulting groups for implementation.

After such large investments one can realize it would be hard to walk in to an executive’s office, and declare that secondary to advancements in technology platforms, that the ex millions of dollars that were just spent a few years ago, have been surpassed by a more efficient model, where literally, all your staff has to do is travel to a Web site to obtain daily updates of analyzable information. We can all imagine some executive saying, we spent all of that money implementing your recommendation, now we’re going to use it, no matter how illogical this might be.

You can further imagine those responsible for such decisions being hesitant to inform such executives of this advancement. Therefore, one camp that will definitely exist for several more years are the groups that made such large investments and feel compelled to use a process that represents less efficiency, more consumption of personnel resources and time, higher costs, but what is consistent with what they planned a couple of years ago. This situation can be intensely political. In these cases, the truth can be hard to elucidate, and is often masked by circuitous and illogical reasons.

One can imagine that an infrastructure that costs so much to implement carries with it self interest of job preservation and egos which are often held at a higher priority than developmental efficiency. In the investment world, this is similar to the adage of throwing good money after bad, which I’m sure, many of you have done in the past, when you were younger and less experienced.

The other camp will contain companies that have not made such investments in a traditional backend system, nor do they intend on doing so, because they see that technology has advanced. Most of our EDC trials involved customers who do not have a backend. Therefore, statements in some industry trade publications by some, that this architecture is required is clearly not true. We believe that these companies will be attracted to the efficiency and ease with which they can obtain the true end of their information highway, which is analyzable SAS datasets.

We will now open up the call to questions-and-answers.

Operator: Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please press star one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off, to allow your signal to reach our equipment. Once again, it is star one if you do have a question. And we’ll pause for just a moment.

And we’ll take our first question from William McKee.

William McKee: Hello, Dr. Green, Bill McKee here.

Jeffrey Green: Hi, Bill.

William McKee: I’m just wondering if this development with SAS which sounds very exciting, is causing you to revise your forecast for revenues and earnings.

Jeffrey Green: Well since we’re still building those, and we’ll release those close to the fourth quarter earnings call, I will only say that they are certainly part of that. And we have a line item in our projections for contributions because of this alliance.

William McKee: And that’s a net new contribution.

Jeffrey Green: Yes, it is.

William McKee: Thank you very much.

Operator: Moving on we’ll hear from David Talbot with Healthvest Advisors.

David Talbot: Hello, Dr. Green. How are you?

Jeffrey Green: Good, David.

David Talbot: Could you discuss the pricing model on this joint product, as to the – if you will the size of the ticket, and how it might be split between the two companies?

Jeffrey Green: I can give you a general answer to that.

David Talbot: That’s good.

Jeffrey Green: Because each deal would be negotiated separately based upon commitments from the clients. But what we’re envisioning is we have a data item fee for EDC. And customers can certainly continue to receive EDC, and then do all of the back office stuff, themselves, or they can pay us to do that, either one. Or they can elect to take the Aware option. And then, there will be an incremental data item fee added on to our EDC fee. And that will – our investment will be paid back. And then there’s a revenue sharing deal with SAS, where we will jointly share in that.

David Talbot: OK. Thank you very much.

Jeffrey Green: Yes.

Operator: And once again, it is star one if you do have a question. Next, we’ll go to Peter McMullen with Ryan Beck.

Peter McMullen: Hi, Jeff.

Jeffrey Green: Hi, Peter.

Peter McMullen: What sort of plan – what sort of marketing plan do you have to sort of kick this off? And what would be your anticipated kind of – when do results come in. Is this a long term thing or something that can yield some short term benefits as the months roll by?

Jeffrey Green: Well I think it can yield short term benefits. We’ve already had several customers call us who actually wanted to be on this call. And then, we had to remind them that the call for the customer would be next week. So we have already had spontaneous responses from them.

In terms of the marketing plans, there are several different approaches. Certainly, we will go to all of our immediate customers of DATATRAK and inform them of this offering that will bring them not much greater efficiency and save them time. And several of those customers were involved in our focus groups, so they’re already very keenly aware of it.

The second thing is we will go and speak to SAS’s customers, who they have sold SAS drug development to. And if they already have the warehouse, which is something that they may be running internally themselves within their own infrastructure, we can then go to them as DATATRAK and SAS together and say we can add additional value to your purchase, and plug in EDC in to your warehouse in an automated fashion. And that connector that we are working on is the integration piece between the two. And then, they will plug in to that connector, and they’ll have linkages between both products.

Our other plans is to integrate heavily with SAS’s marketing and sales group in the life sciences. We’re – by evidence that we have a couple of them on our call here today with us. We’re working very closely along those lines. And we plan to probably take the focus group strategy in to our customers as a method of selling and learn about their process so that we can offer a much more efficient way to run their data.

Peter McMullen: A follow up, if I may, you know, the data warehouse, could just for the uninformed, describe a little bit of what that means, and how customers benefit?

Jeffrey Green: Well I’m going to ask either – I’m going to ask Dave Handelsman the Product Manager of that if he would answer that. He’ll do a much better job than I could.

Peter McMullen: Thank you.

David Handelsman: Thanks, Dr. Green. The concept of a data warehouse or data repository serves to provide customers with a controlled environment to manage all of their research data analysis and results. That gives them a variety of benefits in terms of being able to have a certainty with regard to how data has migrated through the process, as well as the ability to look across research data from across multiple protocols, across the breadth of information that’s been collected, and truly be able to assess the safety and efficacy of the research program.

Peter McMullen: Thank you.

Operator: Moving on, we’ll to go to Andrew Bugyis with Mesirow Financial.

Andrew Bugyis: Good afternoon, Dr. Green.

Jeffrey Green: Hi, Andy.

Andrew Bugyis: I missed the relevance of the fact that SAS let people use their statistical analysis on a trial by trial basis only if it were with a SAS partner. And then, you mentioned the CROs would partner with you. I don’t understand that entire concept. Can you help me out there?

Jeffrey Green: OK. Let me – I’ll take a – well Chris, why don’t you – do you want to address why on the trial by trial basis, that’s attractive to you?

Chris Glass: Certainly. On the – the way that SAS has traditionally sold SAS drug development has been what we refer to as an enterprise wide sale. That generally is a longer – is a long sales cycle, because we have to go to each individual department within a company and get – and sign off from all of these partners – I mean all of those divisions within the company. And then, of course, the price, the entry level is going to be higher for that, because it’s an enterprise wide sale.

But what we’re doing with these partners is we’re positioning it more of a per trial basis, so these customers will be able to come in at a lower price point, and have lower risk, and then, be able to try out the technology, see if they like it, and then sign up for more and more trials. And then, when it gets to a certain breakpoint, the customer may decide that it’s best to go ahead and license it on an enterprise wide fashion.

Andrew Bugyis: OK. Is this what refers to the Aware product, or is this SAS’s single product?

Jeffrey Green: No. They’re only selling trial by trial basis through their partners, which includes Aware.

Andrew Bugyis: Which includes Aware?

Jeffrey Green: Yes, SAS is not selling SAS drug development on a trial by trial basis to anyone directly.

Andrew Bugyis: OK. So you guys can slip your nose under the wall of the tent, by doing it on a trial by trial basis. If it is then accepted by these pharma companies, or whoever they are, you can go for the enterprise thing.

Jeffrey Green: That is correct. Now let me address – does that answer the first part of your question?

Andrew Bugyis: Yes, it does.

Jeffrey Green: Are you sick, Andy?

Andrew Bugyis: No. I’ve got a bad phone connection.

Jeffrey Green: OK. On the CRO part, the CROs are still used in EDC trials for certain ancillary services, such as maybe some data management expertise, some source document review, other things that they need to do in the clinical trial. What customers are going to do is they’re going to work with DATATRAK EDC, as they are now. And they’re going to work with the Aware program in the future. And they’re still going to have bring in CROs to do certain aspect. And some companies are going to ask them to handle data management capabilities. And if that’s the case, they need to be certified, trained, and be able to become familiar with this aware program, in order for them to bring value to their customer, and also, expand their market share.

We envision that more and more people are going to ask for this efficient way of rapid data availability and analysis. And that will help CROs gather more market share if they are in tune with that process. So we’re looking at them as assisting in the adoption rate of this technology offering in clinical trials.

Andrew Bugyis: OK. Can I ask a couple of more, or do you want me to come back later?

Jeffrey Green: You can ask some more, go ahead.

Andrew Bugyis: OK. You mentioned the fact that you folks were going to license the connector between SAS and EDC.

Jeffrey Green: Yes.

Andrew Bugyis: So that assumes that these people are both – that you’re going to license to are using your – are both users of your equipment right now?

Jeffrey Green: No, they may not be. In fact, in that instance, let’s take an example, where there’s a big pharma company that maybe has licensed and bought the big deal for SAS drug development.

Andrew Bugyis: OK.

Jeffrey Green: They can handle that, because they’re a bigger company. And as Chris said, it’s a more intense capital commitment. We would then go to them and say we’re aware that you bought the SAS drug development application. We have a plug in that can give you EDC data directly in to that with no work on your part. And that’s the group we would license the connector to.

Andrew Bugyis: And that would eliminate the CDMS that they’re performing in house.

Jeffrey Green: Yes, it could. And why that would be of benefit to us, and I’ll tie that in with David Talbot’s earlier question, in that instance, if the customer has bought SAS drug development, they don’t have to pay any incremental data item fee to be able to get that, because they’ve already bought the license to the warehouse. But that will help our EDC business, because, then we would charge the regular data item fee for the EDC work.

Andrew Bugyis: OK.

Jeffrey Green: So it helps us expand our market.

Andrew Bugyis: All right. Can you – since SAS is a private company, can you give us some indication of how many of these 10,000 employees are out there, beating the bushes for new business that would not only be being beating the bushes for their product, but for this joint venture Aware product? I mean have you exponentially increased your sales staff, here, Jeff?

Jeffrey Green: Well since, we are a relatively small group, my answer is yes, but I’ll let Chris Glass, Chris, are you the best one for that? I’ll let Chris Glass address the sales force they in the life sciences area.

Chris Glass: Yes, our life sciences sales force has about 30 individual sales reps who are, as you say, beating the bushes. And then, of course, we have sales management and support team around that group as well. We have a vertical within SAS for health and life sciences. And our life sciences team, which would probably, if you look at sales reps, management, all of it around that, we’re probably talking close to 75 people just on the sales side who will be actively supporting this alliance.

Andrew Bugyis: OK. One more and I promise I’m going to go away. This incremental pricing per data item, when you add the SAS capability to the pricing of the data item that DATATRAK charges.

Jeffrey Green: Yes.

Andrew Bugyis: That marginal pricing since SAS has all of this equipment in place, the margins on that incremental revenue for them should be substantial, if I understand the cost structure. And if they pay their sales people by contract, then the revenue and the contract would go up dramatically. There’s a major incentive for these people to sell this, the people out there on the street, right?

Jeffrey Green: I’ll let SAS address that question. You don’t have to answer any of the financial information, you guys are private, you can hide from that.

Chris Glass: I’ll go with your last comment there, that there is a major incentive for SAS sales people to sell this solution.

Andrew Bugyis: That’s good enough for me, thank you.

Operator: And next we’ll go to Raymond Young with Dolphin Asset Management.

Raymond Young: Hi, Jeff.

Jeffrey Green: Hi, Raymond.

Raymond Young: I’m sorry; I missed part of the call. Is this an exclusive partnership?

Jeffrey Green: It is – yes, it is exclusive. The other EDC company that SAS has partnered with is eTrials.

Raymond Young: Right.

Jeffrey Green: And that is public information. And DATATRAK is the second one. And I don’t believe that they have plans to expand that any time soon, but maybe Chris has a comment on that.

Chris Glass: Raymond, I’m not sure if you were earlier on the call, when Jeff noted that SAS had conducted a survey of the EDC vendor market.

Raymond Young: Right.

Chris Glass: And based on that survey, we approached the companies that ranked highly, and we’re happy with who we have now with DATATRAK and eTrials. We feel that’s good for SAS, good for the partners, and best of all good for the market.

Raymond Young: OK. You – without mentioning companies joining your survey process, can you mention some of the negatives that you found with the competition?

Chris Glass: We weren’t really looking at a feature by feature competition. It was more of a cultural fit, as well as a – you know, the companies that we ended up partnering with, we wanted to make sure that they did have the technological abilities to satisfy the demand to the market. But beyond that, it became down to a question of if that’s a given, is there a cultural fit for SAS and DATATRAK to work together.

Raymond Young: OK. Jeff, is the DATATRAK Aware product is that – is the development on that completed? Or we’re just beginning the development here?

Jeffrey Green: It is available to sell tomorrow.

Raymond Young: I see, OK. And, lastly, how large is the user base for SAS drug development? Dave, do you want to answer that?

David Handelsman: Thanks, Dr. Green. We currently have, I believe, 16 enterprise – 16 customers with SAS drug development, both domestically in the US and internationally. Some of those customers are global in nature with offices in multiple geographies. Some of them are specific to Europe or Asia.

Raymond Young: OK. And can you give me a history of the product? I mean how long has the product been on the market?

David Handelsman: SASware development has been on the market for maybe a little over two years, just about two years. And since that time, we’ve certainly gone through the introduction of the product to the marketplace, as well as the acceptance of the product. And we’re pleased that 2004 was as successful as it was. And we look forward to great new things in 2005.

Raymond Young: OK. So is it fair to say that with 16 enterprise licenses, you’re just on the preliminary stage of penetrating the market? And then, with this partnership with DATATRAK, you’re looking forward to increase penetration, or I should say, accelerate the penetration going forward?

David Handelsman: Absolutely. Certainly, there are a lot more customers out there than 16. And we think we’ve got technology that can be used successfully at all of them.

Raymond Young: OK.

Jeffrey Green: The key point I want to drive home on that question, Raymond is not every customer, take the mid tier and smaller companies are going to fork over the expense to buy SDD outright. But yet, they can through the Aware program, they can still get the exact same advantages on a trial by trial basis. So in that perspective this captures a market that SAS may not have every gotten.

Raymond Young: OK. Jeff, can you comment on preliminary customer reaction?

Jeffrey Green: Yes, we had, I think, five or six focus groups. And at every single one of them, there was – first of all, they lasted three to four hours. We had an average of 10 to 20 people in the room, from the customer, where we asked them to walk through their normal process of how they move their data from paper in to CDMS and then from CDMS in to SAS and what steps were involved. They were all, surprisingly, open, very detailed in what they put on the blackboard. And that was valuable for us, because we wanted to determine several things. We wanted to determine what pain we could relieve? Was this going to be worthwhile to do? And also, as you factor in and add up the bodies and the time involved, you then have your value proposition of what you’re offering to them.

And the bottom line conclusion was, we heard comments like (Brenda Aker) stated in the press release, that this is the next quantum leap. There were comments that this is a brilliant strategy. And there were comments of who can argue with analyzable data every 24 hours. And those were sort of the responses.

Raymond Young: OK. Thanks so much.

Jeffrey Green: Yes.

Operator: And as a final reminder, it is star one if you do have a question. Next, we’ll go to Dunny Wanstrath with Stone Gate Securities.

Dunny Wanstrath: Hi, Dr. Green. This is Dunny Wanstrath.

Jeffrey Green: Hi, Dunny.

Dunny Wanstrath: How are you doing? My question, actually one of my questions got answered, but another one that I did have was, I guess with the other clinical trials company that was – that has a license with SAS, what was that one again?

Jeffrey Green: eTrials.

Dunny Wanstrath: That was eTrials.

Jeffrey Green: They’re privately held out of North Carolina.

Dunny Wanstrath: OK. And I guess, my second question is how do – this is for you, how do you feel you, DATATRAK with SAS compares to eTrials with SAS?

Jeffrey Green: Well, I don’t – I have to admit I don’t know eTrials’ product inside and out. They are a respected and very, very good competitor. They’re making good traction in the marketplace. I would say that customers right now have an excellent two choices of EDC linkages with SAS drug development, that pretty much set those companies apart from everybody else in the field.

And, you know, at the end of the date, if eTrials and us share 50 percent of the upside down the middle, I think we’ll both be happy with that.

Dunny Wanstrath: Now do you feel that this alliance, right here, is something that’s going to be necessary like with the current situation with bad information being delivered to the FDA would be a necessity in the future? Or is that kind of where this alliance is heading to where they’re going to require independent or statistical analysis done by a third party?

Jeffrey Green: Well that’s my bias, Dunny. That’s where I believe the situation should go, based upon what we’ve seen here in our world of drug use in the last few months.

I think that having analyzable data, as rapidly as 24 hours, is exactly where they need to take things. Because having dirty data that you can’t analyze, it isn’t any good if you have that every 24 hours, because it’s not credible. So you have to have clean information that’s in an analyzable format, in order to make a conscious decision of what is good or bad for society. And I think this is going down exactly the right path. And that is why we named this and branded this offering, Aware, so that people can have greater data awareness.

Dunny Wanstrath: OK. Thank you very much.

Jeffrey Green: Yes.

Operator: And next we’ll go to Tom Zeifang with Lucrum.

Tom Zeifang: Hi, Dr. Green.

Jeffrey Green: Hello.

Tom Zeifang: Can I ask the SAS people a question about the incentives to their sales people? I’m familiar with incentive comp plans to license sales people and their quotas, is it a separate incentive compensation or is it on top of their existing quota?

Chris Glass: Tom, sorry, this is Chris from SAS we don’t discuss our sales compensation plans as a private company.

Tom Zeifang: But as a generalization is the DATATRAK deal part of the sales person quota? I’m not asking for dollars, just generalization?

Jeffrey Green: I think they pretty much addressed that this is a priority to sell SDD or SAS drug development within SAS. I don’t think that they want to comment any further than that.

Tom Zeifang: OK. Can you talk about the rev share between you two?

Jeffrey Green: No. We can’t give any specifics on that, other than it is a revenue sharing of the incremental data item fee between SAS and DATATRAK.

Tom Zeifang: But you won’t give percentages?

Jeffrey Green: No.

Tom Zeifang: As far as the margins to DATATRAK, can you give us some guidance there?

Jeffrey Green: We might be able to address that a little bit more specifically when we have our earnings call on the fourth quarter, as it relates to 2005 projections. I think it probably fits in that category.

I’m sorry to keep side stepping your questions, but it’s not really something we want to get in to right now.

Tom Zeifang: And then, two more quick questions one is what – as a percentage of existing sales, what do you think the incremental sales opportunity would be per field item?

Jeffrey Green: That’s kind of rephrasing the same question you just asked.

Tom Zeifang: OK.

Jeffrey Green: That was an excellent try, though.

Tom Zeifang: And then, the tag rate, what do you expect that the customers who purchase from DATATRAK, what percent will go with this new SAS integration product?

Jeffrey Green: That’s a good question. I can certainly give an estimate on that. I think that it will gradually grow over a several year period of time. I think, that within the next two to three years, this will be our primary offering. And I think, all customers will gravitate to this. I think it will take some time. I think it will certainly attract new customers that we don’t have today because of the efficiency, and because of the pervasiveness of SAS. There are already customers of SAS anyway. But this will be the primary offering that we do over the next two to three years. So I would say 100 percent.

Tom Zeifang: One hundred percent. And then, does SAS get – if SAS brings a customer, is it the same economics no matter where the customer comes from?

Jeffrey Green: Yes, it is. There’s a lot of freedom in how to price that. There’s also a lot of freedom to negotiate with clients based on upon their commitment. And there’s a lot of flexibility to do that.

Tom Zeifang: And then, one last question, the cost to DATATRAK, what’s the incremental – if you’re building a model out for, you know, one to two years, what do you expect the incremental cost to be associated with this product launch?

Jeffrey Green: Well I’m going to let Terry Black, our CFO address that, because the 8L is out that talked about the specifics of that. And Terry, can tell you how we’re accounting for it.

Terry Black: Thanks. The financial aspects of it were very clear in the 8-K. We have a total commitment for the first two years of $650,000. There’s also some volume commitments that will kick in once the sales are there. But today, just to answer your question directly, as we disclosed in the 8-K, I would say the first two years, total commitment $650,000. There’s an option here, beyond that, year three, it’s another $200,000.

Tom Zeifang: But, Terry, once again, it’s not a fixed cost, it’s a variable cost.

Terry Black: Well it is in the sense that it’s going to be spread over the two year period, so I would call it fixed in that sense.

Tom Zeifang: You know, I guess may I’m not asking the question right, outside of the $650,000 plus the volume commitments, there’s no incremental SG&A cost?

Terry Black: No, SG&A that’s all going to be in direct costs is that the question?

Tom Zeifang: Yes, OK. Well thank you very much.

Operator: And from Kettle Hill Partners, we’ll go to Bryan Kiss.

Bryan Kiss: Yes, hi, thank you for taking my call. My question is with regard to SAS and their incentive to help sell the product, it’s my understanding that they want to – they are now going to be incrementally sell the SBD product on a per trial basis, where before they had to make the enterprise wide sale. Is that correct?

Jeffrey Green: That is correct?

Bryan Kiss: OK. And then, based on that fact, if SBD – not necessarily SBD but if SAS was – is the de factor standard that 100 percent of pharma uses out there, how different is this new SBD product that they want to sell ((inaudible)) different from their old products.

Jeffrey Green: Yes, that’s a good question. Dave, would you like to handle that?

Bryan Kiss: Is it an up sell? Are you selling additional services? Additional dollar revenues? What’s being done in addition here?

David Handelsman: SAS drug development is a next generation technology for our existing customers. SAS has traditionally been used throughout the industry, as Dr. Green alluded to, as primarily a tool set for doing statistical safety and efficacy analysis. The SAS drug development solution provides a compliance environment or controlled environment, for doing the traditional tool based things that SAS has provided in the pat. And that encapsulates a variety of additional capabilities in terms of data management, data exploration, publication and collaboration through our Web interface. So it really is a next generation product that builds on the tool sets that are already in place in the marketplace.

Bryan Kiss: Let me ask this question, with – if I compared on an apples to apples basis, the same client who use sort of your traditional SAS technology, and who is now one of your existing clients on the newer product, using the newer technologies in the controlled environment, how much of an up sell are you getting in terms of percentage change on a dollars basis. Are you going to be able to sell 50 percent more to that same client? One hundred percent? Do you have any estimates like that?

David Handelsman: It’s not something we’re prepared to share, but there is a significant advantage to SAS.

Bryan Kiss: I’m sorry, I just couldn’t understand you.

David Handelsman: There’s a significant advantage to SAS.

Bryan Kiss: OK. So you really do have an incentive to help sell this on a per trial basis.

David Handelsman: Absolutely.

Bryan Kiss: OK. And then, my next question is to Jeff. You had – you said before about, you know, there’s going to be two schools of thought on these EDC products, those who have already put the CDMS processes in place, and those who have not. Can you give the breakdown of the large pharmaceuticals, and the smaller companies and the biotechs about who has and who does not have these kind of technologies in place?

Jeffrey Green: I don’t have any specific percentages, but I would say out of the top 15 to 20 pharma I’ll bet you 80 percent of them have already made purchases years ago traditional CDMS systems.

Bryan Kiss: Right. But we all know that a big part of pharma is small companies, what about those small ones.

Jeffrey Green: Yes, the small ones, I would say, 70 percent of the mid tier and below companies that we’re working with don’t have any back end, and they have no plans to buy one.

Bryan Kiss: I think you need one clarification, how were they able to use SAS before if they didn’t have a back end system in place?

Jeffrey Green: Well as Dave said, SAS’s toolsets have been around for 25 years. And this is just the next generation. So they have individual tool sets that have accomplished what they need to do in the past. They SAS drug development is more of an all encompassing next generation step for everybody.

Bryan Kiss: OK. So even though they didn’t have this backend system in place or CDMS process in place, they were able to use the SAS products in the past, correct?

Jeffrey Green: Yes.

Bryan Kiss: OK.

Jeffrey Green: CDMS is not SAS. CDMS is traditional clinical data management system.

Bryan Kiss: Right. The traditional paper...

Jeffrey Green: Yes. SAS toolsets are completely different than that.

Bryan Kiss: But you’re saying that big pharma that – the big, big pharma, they had a massive system in place, to maybe make that paper process more efficient, and now you’re skipping over that, correct?

Jeffrey Green: Yes.

Bryan Kiss: OK. I think that was perhaps it. That’s all I had. Thank you very much.

Jeffrey Green: OK.

Operator: And moving on we’ll go to Robert Cardwell with Hirsch and Company.

Robert Cardwell: Good afternoon.

Jeffrey Green: Hi, Bob.

Robert Cardwell: Well if you’re at all correct about in assessing this arrangement. It would seem that it would put you at a great competitive advantage. I’m wondering what do you expect your competitors to do to compete against you.

Jeffrey Green: Well I think those people that are wedded to the CDMS strategy are going to attempt to state that that is more of a traditional approach, and that you still need to do that for several reasons. Number one, you’ll always have some sort of paper trial, so they try to do that. They might try to attack this from the aspect of it’s a new offering. And you better make sure that it functions appropriately as opposed to something you’ve been using for years. And I think we’ve got the perfect answer for that is as, Chris said, you’ve got the trial by trial approach. And you don’t have risk big license fees. And you can try it and see if you like it. And if you like it, and you do a lot of studies, you can take the more efficient approach of buying the big license later. So we have the perfect answer for that approach.

From the standpoint of conceptual logic for systems that were designed for paper and when you’re not doing a paper trial, and with EDC your information is 90 percent clean, already, I’m having a hard time figuring out how somebody is going to attack that, other than a resistance to change behavior.

And you – and as I said, this will be intensely political. You will find people fighting it, and coming up with all sorts of reasons. This is not a slam dunk, where everybody is going to run to the ticket booth ((inaudible)). But gradually, as this proves itself, it’s going to be the most efficient and cost effective way. And I don’t think anyone else is going to be able to compete against it.

Robert Cardwell: But basically, if – I mean if we have the logical migration, and SAS doesn’t make deals with any other providers, why – you would squeeze people out. Is that the assumption?

Jeffrey Green: Yes, it is.

Robert Cardwell: There’s no way of getting around this? There’s now way of doing without SAS?

Jeffrey Green: Not when they have 100 percent market share.

Robert Cardwell: Right.

Jeffrey Green: And don’t forget everyone, the – another large customer of SAS is the Food and Drug Administration.

Robert Cardwell: It sounds good, thank you.

Jeffrey Green: Yes.

Operator: And we have a follow up from Dunny Wanstrath with Stone Gate Securities.

Dunny Wanstrath: Hi, Dr. Green. Thanks for taking my second question. If I was on the cross selling potential for DATATRAK, what kind of a – you know, how many customers out there are SAS are currently already customers of DATATRAK? And what kind of composure are we going to get to see from this alliance?

Jeffrey Green: Well, I think that’s a relatively easy one to answer. If SAS has 100 percent of the market, and DATATRAK has approximately 27 plus sort of customer, then I guess we share 27 plus customers because every statistical department in the clinical trials area uses SAS, every single one. So our sale job is not to – I mean with the preeminence of SAS we have excellent credibility. Everyone knows who they are. They’re already using it. What our challenge is now is to talk to them about the efficiency that Aware can bring them and to transition as many projects as we can over to this offer.

Dunny Wanstrath: OK. Now you say that all of SAS’s customers would get the, I guess that typical customer for that attract?

Jeffrey Green: Yes.

Dunny Wanstrath: OK.

Jeffrey Green: In the life sciences.

David Handelsman: In the life sciences. OK. Thank you very much.

Operator: We also have a follow up form Andrew Bugyis with Mesirow Financial.

Andrew Bugyis: Doc, help me out here a little bit. I’ve got all kinds of numbers that don’t seem to add up. I don’t think I understand what SAS does because they’ve got a 1.3 billion in revenue. And they have 100 percent of the pharma market on terms of this statistical analysis.

Jeffrey Green: Yes.

Andrew Bugyis: And then, they say they have 16 enterprise customer over the last two years. So this product that you guys are forming this joint venture on represents a very small portion of their revenues?

Jeffrey Green: Chris?

Chris Glass: You’re right on all counts. But I think there’s a little more detail to go in to it.

Andrew Bugyis: OK. Would you help me out?

Chris Glass: Absolutely. The dominant market share that we have is what Dave alluded to earlier with our statistical tools, we’re in all of the biostats companies in these – biostats departments in these companies. If you can imagine when you go in to a pharmacy to get your prescription filled, there’s all of these drugs beyond the pharmacist. Every single one – well virtually, every single one of those, the data that was generated on those drugs, were analyzed it with SAS to prove it’s safety and effectiveness and then send off to the FDA. Now that’s the area that we’re truly dominant in, in biostats.

Now, Dave mentioned with SAS drug development, this is the next generation technology which provides a controlled environment for aggregating data, putting it in a central ops repository, and then, conducting analysis on that data during a trial. So this is the next generation.

Andrew Bugyis: OK. The statistical toolbox or tools that you guys were providing, is, how am I going to say this? It’s very, very basic, and although necessary, unsophisticated by comparison to the new product you have that’s two year’s old that’s going to link with data tracker? Or do they perform the same function?

Chris Glass: I would – they do not perform the exact same function. The reason that we have such market dominance in the statistical dominance is that we have the most complex statistical package available on the market. I’m actually going to hand it back over to Dave to elucidate the differences between our tool set and SAS drug development.

David Handelsman: Thanks, Chris. The – as Chris said, the tools that SAS provides, and has historically provided are very sophisticated. And they provide the ability to do a variety of different things that the pharmaceutical companies have embraced over the years. SAS drug development includes those tools, but then puts a variety of new capabilities around those tools to provide the controlled environment for using them effectively, for managing data in a repository and adding additional capabilities on top of that.

So we are, in a large sense, upselling the existing customer base that have been using the tools over the years, and also expanding that customer base. SAS drug development is not targeted, strictly to the biostatisticians employed by the pharmaceutical research companies, but have been targeted to those parts of the organization that require intelligence about their research in order to be successful.

Andrew Bugyis: OK. David, help me out here, when things are submitted to the FDA in these volume, you know, voluminous reports of 160,000 pages and everything, and the FDA gives the pharma company a specific request for a piece of data, does your repository allow them to retrieve that kind of instantly instead of turning the pages on all of these other books?

David Handelsman: I’d say yes, and I would clarify in that when information is submitted to the FDA for review, the data is submitted along with that, so FDA always have a copy of the data. Pharmaceutical companies also retain copies of the data to answer questions when FDA asks them. And yes, once the question is asked, all of the information is immediately retrievable for whatever inquiries is being addressed. And the benefit – well one of the benefits with regard to SAS drug development is that their – all of the content within the system is tracked, and audit trails, so there’s never a question regarding the activities surrounding the information that’s available.

Andrew Bugyis: OK. But your access to that information is faster than going to a warehouse and picking up a book and turning pages.

David Handelsman: Absolutely.

Andrew Bugyis: I mean you have it on deposit there, immediately accessible.

David Handelsman: It’s stored electronically. It’s accessible to authorized users via the Internet.

Andrew Bugyis: Thank you very much. I appreciate it.

Operator: And our next follow up comes from Bryan Kiss with Kettle Hill Partners.

Bryan Kiss: Yes, thank you very much. My follow up question is in reference to the last question, with your tool sets that you’ve sold traditionally of that over $1 billion in sales, how much of those sales come from those toolsets used by pharma biostats?

David Handelsman: Again, as a privately held company, we don’t break out that type of detail and sales.

Bryan Kiss: OK. But it’s important, though, correct?

David Handelsman: Yes.

Bryan Kiss: OK. And question for – another question is when are these sales forces going to start hocking the new partnership? When do they hit the street, so to speak? I missed that part.

David Handelsman: The announcement was made on December 17th, so we’re already talking to customers.

Bryan Kiss: You’re already talking to customers, OK. And that’s all I had. Thanks very much.

David Handelsman: You’re welcome.

Operator: And Dr. Green, there are no further questions. At this time, I’d like to turn the conference back to you for any additional or closing remarks.

Jeffrey Green: All right, well thank you everyone for attending, and we will speak to you in February at the end of the year call. And if you have any questions you all know how to get a hold of me. Thank you. Bye-bye.

Operator: If you have missed any portion of this call, you can hear a rebroadcast of this conference by calling area code 719-457-0820 and reference the pass code of 626634 followed by the pound sign on your touch-tone keypad. This rebroadcast will be available from January 6, 2005 through January 13th, at midnight central time or 1:00 a.m. eastern standard time. We thank you for your participation. And have a great day

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